      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1998

                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              VORNADO REALTY TRUST
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         MARYLAND                                                    22-1657560
              (STATE OR OTHER JURISDICTION OF                           (IRS EMPLOYER IDENTIFICATION NUMBER)
              INCORPORATION OR ORGANIZATION)
     PARK 80 WEST, PLAZA II, SADDLE BROOK, NEW JERSEY                                   07663
         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                                    (ZIP CODE)

                            1993 OMNIBUS SHARE PLAN
                        FASCITELLI EMPLOYMENT AGREEMENT
                             (FULL TITLE OF PLANS)

                                 JOSEPH MACNOW
                              VORNADO REALTY TRUST
             PARK 80 WEST, PLAZA II, SADDLE BROOK, NEW JERSEY 07663
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (201) 587-1000
         (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:
                           PATRICIA A. CERUZZI, ESQ.
                            ALAN J. SINSHEIMER, ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                             ---------------------
                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                              PROPOSED MAXIMUM       PROPOSED MAXIMUM
     TITLE OF SECURITIES TO BE           AMOUNT TO BE             OFFERING               AGGREGATE              AMOUNT OF
            REGISTERED                    REGISTERED         PRICE PER SHARE(1)      OFFERING PRICE(1)     REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------------------
  Common Shares of Beneficial
  Interest (par value $.04 per
  share)...........................    4,419,540 shares        $119,018,212.20            $26.93               $35,110.38

================================================================================

(1) Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) and represents the weighted average of the separate maximum offering prices calculated for the Option Shares and the Outstanding Shares (each as defined in footnote
     (2) below).

(2) This Registration Statement relates to (i) 3,500,000 Common Shares underlying options granted by Vornado to its President, Michael D. Fascitelli, under the Vornado 1993 Omnibus Share Plan (the "Option Shares"), and (ii) 919,540 Common Shares previously issued by Vornado pursuant to its Employment Agreement with Mr. Fascitelli to an irrevocable grantor trust for the benefit of Mr. Fascitelli and his designated beneficiaries (the "Outstanding Shares"). The exercise price for each Option Share is $23.46875. In accordance with the third sentence of Rule 457(h)(1), the maximum offering price for each Option Share is deemed (for purposes of the fee calculation) to equal such exercise price. In accordance with the second sentence of Rule 457(h)(3) and Rule 457(c), the maximum offering price for each Outstanding Share has been calculated as $10.0625(the average of the high and low price of the Common Shares as reported on the New York Stock Exchange on May 8, 1998).
                             ---------------------
================================================================================

                                EXPLANATORY NOTE

     UNDER COVER OF THIS FORM S-8 IS A REOFFER PROSPECTUS PREPARED IN ACCORDANCE WITH PART I OF FORM S-3 UNDER THE ACT (THE "REOFFER PROSPECTUS"). THE REOFFER PROSPECTUS MAY BE USED IN CONNECTION WITH RESALES OF THE REGISTERED COMMON SHARES BY (I) MICHAEL D. FASCITELLI, THE REGISTRANT'S PRESIDENT, AND (II) AN IRREVOCABLE GRANTOR TRUST ESTABLISHED BY THE REGISTRANT FOR THE BENEFIT OF MR. FASCITELLI AND HIS DESIGNATED BENEFICIARIES. MR. FASCITELLI MAY BE CONSIDERED AN AFFILIATE OF THE REGISTRANT, AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                                4,419,540 SHARES

                              VORNADO REALTY TRUST
                      COMMON SHARES OF BENEFICIAL INTEREST

                      ------------------------------------

     Certain Selling Shareholders (the "Selling Shareholders") of Vornado Realty Trust ("Vornado") may offer from time to time up to 4,419,540 common shares of beneficial interest, par value $0.04 per share ("Common Shares"), of Vornado, in amounts, at prices and on terms to be determined at the time of sale. Vornado will not receive any of the proceeds from the sale of the Common Shares being sold by the Selling Shareholders. See "Selling Shareholders".

     The Selling Shareholders may sell the Common Shares offered hereby directly to purchasers or through underwriters, dealers, brokers or agents designated from time to time. Sales of Common Shares in particular offerings may be made on the New York Stock Exchange ("NYSE") or in the over-the-counter market or otherwise at prices and on terms then prevailing, at prices related to the then current market price, at fixed prices (which may be changed) or in negotiated transactions. To the extent required for any offering, a supplement to this Prospectus (a "Prospectus Supplement") will set forth the number of Common Shares then being offered, the initial offering price, the names of any underwriters, dealers, brokers or agents and the applicable sales commission or discount. Any such Prospectus Supplement will also contain a discussion of the material United States Federal income tax considerations relating to the Common Shares to the extent not contained herein. See "Plan of Distribution" herein.

     The Common Shares of Vornado are listed on the NYSE under the symbol "VNO".
                      ------------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.
                      ------------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                      ------------------------------------

                  THE DATE OF THIS PROSPECTUS IS MAY 13, 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES SINCE THE DATE HEREOF OR THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     All references to "Vornado" in this Prospectus shall be deemed to refer to Vornado Realty Trust; all references to the "Operating Partnership" in this Prospectus shall be deemed to refer to Vornado Realty L.P.; and all references to the "Company" in this Prospectus shall be deemed to include Vornado and its consolidated subsidiaries, including the Operating Partnership.

                             AVAILABLE INFORMATION

     Concurrently herewith, Vornado is filing a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), pertaining to the Common Shares covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

     Vornado is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Vornado with the Commission can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and from a web site maintained by the Commission on the World Wide Web that contains reports, proxy and information statements and other information on registrants, such as Vornado, that must file such material with the Commission electronically. The Commission's address on the World Wide Web is "http://www.sec.gov". Vornado's Common Shares and $3.25 Series A Convertible Preferred Shares of Beneficial Interest, liquidation preference $50.00 per share, are listed on the NYSE and similar information can be inspected and copied at the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Vornado with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Prospectus:

     (1) Vornado's Annual Report on Form 10-K (File No. 001-11954) for the fiscal year ended December 31, 1997, as amended by the Form 10-K/A Amendment No. 1 and Form 10-K/A Amendment No. 2 for the fiscal year ended December 31, 1997, filed with the Commission on April 8, 1998 and April 14, 1998, respectively; and

     (2) Vornado's Current Report on Form 8-K (File No. 001-11954), dated December 16, 1997, as amended by Form 8-K/A, dated November 18, 1997 and filed with the Commission on February 3, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated January 26, 1998 and filed with the Commission on January 29, 1998, as amended by Form 8-K/A, dated January 26, 1998 and filed with the Commission on February 9, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated January 29, 1998 and filed with the Commission on January 30, 1998,

        Vornado's Current Report on Form 8-K (File No. 001-11954), dated November 18, 1997 and filed with the Commission on February 20, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated April 1, 1998 and filed with the Commission on April 8, 1998, as amended by Form 8-K/A, dated April 1, 1998 and filed with the Commission on April 9, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated April 9, 1998 and filed with the Commission on April 16, 1998 and Vornado's Current Report on Form 8-K (File No. 001-11954), dated April 22, 1998 and filed with the Commission on April 28, 1998.

     All other documents and reports filed with the Commission by Vornado pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Common Shares shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Vornado will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to the Secretary of Vornado, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663, telephone number (201) 587-1000.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Certain statements contained herein or incorporated by reference herein constitute forward-looking statements as such term is defined Section 27A of the Securities Act and Section 21E of the Exchange Act. Certain factors could cause actual results to differ materially from those in the forward-looking statements. Factors that might cause such a material difference include, but are not limited to, (a) changes in the general economic climate, (b) local conditions such as an oversupply of space or a reduction in demand for real estate in the area, (c) conditions of tenants, (d) competition from other available space, (e) increased operating costs and interest expense, (f) the timing of and costs associated with property improvements, (g) changes in taxation or zoning laws, (h) government regulations, (i) failure of Vornado to continue to qualify as a REIT, (j) availability of financing on acceptable terms, (k) potential liability under environmental or other laws or regulations and (l) general competitive factors. See "Risk Factors".

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

REAL ESTATE INVESTMENT CONSIDERATIONS

     GENERAL

     Real property investments are subject to varying degrees of risk. Real estate values are affected by changes in the general economic climate, local conditions such as an oversupply of or a reduction in demand for real estate in the area, the attractiveness of the Company's properties to tenants, the quality, philosophy and performance of management, competition from comparable properties, inability to collect rent from tenants, the effects of any bankruptcies of major tenants, changes in market rental rates, the need to periodically repair, renovate and rent space and to pay the costs thereof (including, without limitation, substantial tenant improvement and leasing costs of re-leasing office space), and increases in operating costs due to inflation and other factors (including increased real estate taxes), which increases may not necessarily be passed through fully to tenants. Real estate values are also affected by such factors as government regulations and changes in zoning or tax laws, interest rate levels, the availability of financing and potential liability under environmental and other laws. Changes in any of the foregoing factors could result in a decline in rents obtained and/or occupancy levels at the Company's properties. A decline in rental revenues could result in a lower level of funds available for distribution to Vornado's shareholders.

     DEPENDENCE ON TENANTS

     The Company's results of operations will depend on its ability to continue to lease space in its real estate properties on economically favorable terms. In addition, as substantially all of the Company's income is derived from rentals of real property, the Company's income and funds from operations available for distribution to Vornado's shareholders would be adversely affected if a significant number of the Company's lessees were unable to meet their obligations to the Company. In the event of default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. Currently only one of the Company's tenants, Bradlees, Inc. ("Bradlees"), represents more than 10% of the Company's pro forma revenues. Bradlees accounted for approximately 10.5% of total property rentals (4.2% of total pro forma property rentals) for the year ended December 31, 1997.

     BANKRUPTCY OF TENANTS

     There have been a number of recent bankruptcies in the retail industry, including certain tenants of the Company. The bankruptcy or insolvency of a major tenant may have a material adverse effect on the shopping centers affected and the income produced by such properties and may make it substantially more difficult to lease the remainder of the affected shopping center. The Company's leases generally do not contain restrictions designed to ensure the creditworthiness of the tenant. As a result, the bankruptcy or insolvency of a major tenant could result in a lower level of funds from operations available for distribution to Vornado's shareholders.

     In June 1995, Bradlees filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company currently leases 16 locations to Bradlees. Of these locations, the leases for 14 are fully guaranteed by Stop & Shop Companies, Inc. ("Stop & Shop"), a wholly-owned subsidiary of Royal Ahold NV, a leading international food retailer, and one is guaranteed as to 70% of the rent. During 1996, Bradlees rejected three leases and assigned one lease to Kohl's Department Stores, Inc. These four leases are fully guaranteed by Stop & Shop. Each of the three locations rejected by Bradlees is currently vacant. The balance of the space in two of the affected shopping centers is substantially leased and occupied. The remaining shopping center was previously 100% occupied by Bradlees and such space remains vacant. The bankruptcy of Bradlees may have a negative effect on the Company's ability to lease the shopping centers affected. Montgomery Ward & Co., Inc. (a previous lessee currently operating under Chapter 11 of the U.S. Bankruptcy Code) remains liable on eight of the leases guaranteed by Stop & Shop, including the rent it was obligated to pay -- approximately 70% of current rent. The failure of Stop & Shop to perform its obligations with respect to these leases could result in a decline in the level of the Company's rental revenues and, as a result, in a lower level of funds from operations being available for distribution to Vornado's shareholders.

     ACQUISITION AND DEVELOPMENT RISKS

     The Company may acquire or develop properties or acquire other real estate companies when it believes that an acquisition or development is consistent with its business strategies. In addition, the Company anticipates that, in certain circumstances, it may use Operating Partnership units ("Units") as consideration for acquisitions from tax-sensitive sellers and, in connection with such acquisitions, it may agree to certain restrictions on the Company's ability to sell, or reduce the mortgage indebtedness on, such acquired assets, including agreeing not to sell properties for significant periods of time. These transactions also may increase the Operating Partnership's indebtedness as a percentage of the Company's asset value or market capitalization, which may impair the ability of the Company to take actions that would otherwise be in the best interests of Vornado and its shareholders. A significant increase in the level of the Company's indebtedness could affect the Company's ability to make required principal and interest payments with respect to indebtedness. See also "-- Leverage."

     ILLIQUIDITY OF ASSETS; RESTRICTIONS ON DISPOSITIONS OF MORTGAGED PROPERTIES

     Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, the Company's income and funds from operations available for distribution to Vornado's shareholders would be adversely affected. A portion of the Company's properties are mortgaged to secure payment of indebtedness, and if the Company were unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the properties by the mortgagee. In addition, if it becomes necessary or desirable for the Company to dispose of one or more of the mortgaged properties, the Company might not be able to obtain release of the lien on such mortgaged property. The foreclosure of a mortgage on a property or inability to sell a property could affect the level of funds available for distribution to Vornado shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the Notes to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1997, incorporated in this Prospectus by reference for information regarding the terms of the mortgages encumbering the Company's properties.

SUBSTANTIAL INFLUENCE OF CONTROLLING SHAREHOLDER; POSSIBLE CONFLICTS OF INTEREST; RELATED PARTY TRANSACTIONS

     As of December 31, 1997, Interstate Properties, a New Jersey general partnership ("Interstate"), owned 16.6% of the outstanding Common Shares of the Company (assuming conversion of all Operating Partnership Units) and Units of the Operating Partnership. Steven Roth, Chairman of the Board and Chief Executive Officer of the Company, is the managing general partner of Interstate. Mr. Roth, David Mandelbaum and Russell B. Wight, Jr. are the three partners of Interstate. Messrs. Roth, Mandelbaum and Wight and Interstate owned, in the aggregate, 19.8% of the outstanding Common Shares of the Company and Units of the Operating Partnership as of December 31, 1997.

     As of December 31, 1997, the Company owned 29.3% of the outstanding common stock of Alexander's Inc. ("Alexander's"), a Delaware corporation. Alexander's is a real estate investment trust engaged in leasing, managing, developing and redeveloping properties, focusing primarily on the locations where its department stores (which ceased operations in 1992) formerly operated. Alexander's has nine properties which are located in the New York City region. Interstate owns an additional 27.1% of the outstanding common stock of Alexander's as of such date. Mr. Roth, Vornado's Chief Executive Officer, and Michael D. Fascitelli, Vornado's President, are directors of Alexander's. Messrs. Mandelbaum, West and Wight, members of Vornado's Board of Trustees, are also members of the Board of Directors of Alexander's.

     The Company has formed Vornado Operating, Inc. ("Vornado Operating") to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct. Vornado Operating will be able to do so because it will be taxable as a regular corporation rather than as a REIT for taxable years after 1998. Vornado Operating has filed a registration statement with the Commission with respect to its proposed spin-off from the Company. If the spin-off takes place, the Operating Partnership will distribute pro rata to its partners, including Vornado, the shares of Vornado Operating, and Vornado will distribute pro rata to holders of its Common Shares the shares it receives. If the spin-off takes place, the Company and Vornado Operating intend to enter into an Intercompany Agreement pursuant to which, among other things, (a) the Company will agree under certain circumstances to offer Vornado Operating an opportunity to become the lessee of certain real property owned now or in the future by Vornado (under mutually satisfactory lease terms) and (b) Vornado Operating will agree not to make any real estate investment or other REIT-qualified investment unless it first offers the Company the opportunity to make such investment and the Company has rejected that opportunity. The Company expects to capitalize Vornado Operating with an equity contribution of $25 million of cash, and intends to extend to Vornado Operating a $75 million unsecured five-year revolving line of credit.

The Intercompany Agreement and the Credit Agreement were not subject to arms-length negotiation because Vornado Operating is currently a subsidiary of the Company. Accordingly, there can be no assurance that the terms of these agreements are comparable to those the Company could have negotiated with an unaffiliated third party. The Company expects that four members of the Company's Board of Trustees (including Messrs. Roth and Fascitelli) will be members of Vornado Operating's Board of Directors, and each member of senior management of Vornado Operating will hold a corresponding position with the Company. Members of the Company's Board of Trustees and Vornado Operating's Board of Directors and senior management may have different percentage equity interests in the Company and Vornado Operating. A record date has not yet been set for the spin-off. No assurance can be given concerning the timing of the spin-off, or whether the spin-off will occur.

     Because of the foregoing, Mr. Roth and Interstate may have substantial influence on the Company, Alexander's and Vornado Operating and on the outcome of any matters submitted to the Company's, Alexander's or Vornado Operating's stockholders for approval. In addition, certain decisions concerning the operations or financial structure of the Company may present conflicts of interest among Messrs. Roth, Mandelbaum and Wight and Interstate and the Company's other shareholders. In addition, Mr. Roth and Interstate engage in a wide variety of activities in the real estate business which may result in conflicts of interest with respect to certain matters affecting the Company, Alexander's or Vornado Operating, such as determination of which of such entities or persons, if any, may take advantage of potential business opportunities, decisions concerning the business focus of such entities (including decisions concerning the types of properties and geographic locations in which such entities make investments), demands on the time of Mr. Roth and certain of the executive officers of the Company and changes of existing arrangements between Mr. Roth, the Company, Interstate and Vornado Operating, potential competition between business activities conducted, or sought to be conducted, by the Company, Interstate, Alexander's and Vornado Operating (including competition for properties and tenants), possible corporate transactions and other strategic decisions affecting the future of such parties.

     Bernard Mendik, the Company's co-chairman, owns direct and indirect managing general partner interests in two properties (Two Park Avenue and 330 Madison Avenue) in which the Company owns a partial interest, direct and indirect interests in numerous additional office properties and other real estate assets, and interests in certain property services businesses, including in businesses which provide cleaning and related services, security services and facilities management services, which interests may give rise to certain conflicts of interest concerning the fulfillment of Mr. Mendik's responsibility as a trustee of the Company.

     The Mendik Group (the "Mendik Group", as used herein, Bernard H. Mendik, David R. Greenbaum and certain entities controlled by them) owns an entity which provides cleaning and related services and security services to office properties. The Company has entered into contracts with the Mendik Group to provide such services to certain office properties in which the Company owns a 100% interest. Although the terms and conditions of the contracts pursuant to which these services are provided were not negotiated at arms' length, the Company believes based upon comparable fees charged to other real estate companies, that the terms and conditions of such contracts are fair to the Company, although there can be no assurance to this effect.

     ALEXANDER'S MANAGEMENT AND DEVELOPMENT AGREEMENT

     Pursuant to a Management and Development Agreement (the "Management Agreement") between the Company and Alexander's, the Company has agreed to manage Alexander's business affairs and manage and develop Alexander's properties for an annual fee. The Management Agreement was assigned by the Company to Vornado Management Corp. ("VMC"), a New Jersey corporation. The Company owns 100% of the outstanding preferred stock of VMC (which entitles the Company to 95% of the economic benefits of VMC through distributions), and Messrs. Roth and West own 100% of the outstanding common stock of VMC. The Company also acts as a leasing agent for Alexander's properties on a fee basis under a leasing agreement. In addition, the Company lent Alexander's $45 million, the subordinated tranche of a $75 million secured financing, the balance of which was funded by a bank. None of Mr. Roth, Interstate or the Company is obligated to present to Alexander's any particular investment opportunity which comes to his or its attention, even if such opportunity is of a character which might be suitable for investment by Alexander's.

     LEASING SERVICES PROVIDED TO OTHER PROPERTIES

     The Mendik Management Company Inc. (the "Management Corporation") (which is controlled by Messrs. Mendik, Greenbaum and Fascitelli and not by the Company) provides management and leasing services to properties in which the Company owns less than a 100% interest as well as to other office properties (including several properties in which the Mendik Group has an interest). Certain conflicts of interest may result from the Management Corporation providing leasing services both to properties in which the Company has an interest and other properties in which the Mendik Group has an interest.

DEPENDENCE ON DIVIDENDS AND DISTRIBUTIONS OF SUBSIDIARIES

     Vornado is a real estate investment trust formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland. Substantially all of Vornado's assets consist of its partnership interests in the Operating Partnership, of which Vornado is the general partner. Substantially all of the Operating Partnership's properties and assets are held through subsidiaries. Any right of Vornado's shareholders to participate in any distribution of the assets of any of the Company's indirect subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and any consequent right of the Company's securityholders to participate in those assets) will be subject to the claims of the creditors (including trade creditors) and preferred stockholders, if any, of the Operating Partnership and such subsidiary, except to the extent the Company has a claim against such subsidiary as a creditor of such subsidiary. In addition, in the event that claims of the Company as a creditor of a subsidiary are recognized, such claims would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. See also "-- Leverage" and "-- Potential Anti-takeover Effects of Charter Documents and Applicable Law".

LEVERAGE

     As of December 31, 1997, the Company had aggregate indebtedness outstanding of approximately $956.7 million, approximately $586.7 million of which is secured by Company properties. The Operating Partnership's ability to make required principal and interest payments with respect to indebtedness represented by its debt securities (the "Debt Securities") depends on the earnings of its subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments since the Debt Securities are obligations of the Operating Partnership only and its subsidiaries are not obligated or required to pay any amounts due pursuant to the Debt Securities or to make funds available therefor in the form of dividends or advances to the Operating Partnership. Of the approximately $956.7 million of outstanding indebtedness, Vornado Finance L.P., a Delaware limited partnership and subsidiary of the Operating Partnership ("Vornado Finance"), has outstanding an aggregate of $227,000,000 of 6.36% Collateralized Notes Due December 1, 2000 (the "Collateralized Notes"), secured by a mortgage note, mortgage and various other instruments, documents and agreements executed in connection therewith by other subsidiaries of the Operating Partnership owning, in the aggregate, the interests in 44 of the Company's properties.

     The indenture relating to the Collateralized Notes of Vornado Finance provides that all cash flows from the 44 Company properties which are collateral for the Collateralized Notes will be deposited in a segregated trust account. So long as no event of default under the indenture has occurred and is continuing, Vornado Finance may withdraw funds from such trust account to the extent that the amounts in such account exceed a certain minimum reserve level. Such minimum reserve level equals the sum of (i) the amount of current or past due operating expenses of Vornado Finance and its subsidiaries, (ii) indebtedness of Vornado Finance and its subsidiaries due prior to such withdrawal and (iii) accrued and unpaid interest on the Collateralized Notes; provided that (a) if the debt service coverage ratio (as defined in the indenture relating to the Collateralized Notes) is less than 2.0 and greater than or equal to 1.8, the amount in (iii) above is increased by an amount equal to six months interest on the Collateralized Notes and (b) if the debt service coverage ratio is less than 1.8, the amount in (iii) above is increased by an amount equal to 18 months interest on the

Collateralized Notes. As a result of these limitations on cash flows relating to such properties, which cash flows represented approximately 57.2% of cash flows from properties of the Operating Partnership and its consolidated subsidiaries in 1997, the Operating Partnership's ability to pay interest and principal on its Debt Securities may be adversely affected.

     Vornado has historically maintained a relatively low level of debt to market capitalization of between 15% and 35%. As of December 31, 1997, the level of the Company's debt to market capitalization was 24%. In the future, in connection with Vornado's strategy for growth, this percentage may increase. This policy may be reviewed and modified from time to time by the Company without the vote of shareholders.

GEOGRAPHIC CONCENTRATION

     For the year ended December 31, 1997, 82% of the Company's revenues were derived from properties located in New York City and New Jersey. In addition, the Company may concentrate a significant portion of its future acquisitions in New York City and New Jersey. Like other real estate markets, the real estate market in New York City and New Jersey experienced economic downturns in the past, including most recently in the late 1980s and 1990s. Future declines in the economy or the real estate markets in New York City and New Jersey could adversely affect the Company's financial performance. The Operating Partnership's financial performance and its ability to make distributions to its partners, including Vornado, are dependent on conditions in the economy and the real estate markets in New York City and New Jersey, which may be affected by a number of factors, including the economic climate in New York City and New Jersey (which may be adversely affected by business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased telecommuting, infrastructure quality in New York City and New Jersey and other factors) and conditions in the real estate markets in New York City and New Jersey (such as oversupply of or reduced demand for real estate). There can be no assurance as to the continued strength of the economy, or the continued strength of the real estate markets, in New York City and New Jersey.

POTENTIAL COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

     Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous or toxic substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with the contamination. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. Other Federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in the event of demolition or certain renovations or remodeling and also govern emissions of and exposure to asbestos fibers in the air. The operation and subsequent removal of certain underground storage tanks are also regulated by Federal and state laws. In connection with the ownership, operation and management of its properties, the Company could be held liable for the costs of remedial action with respect to such regulated substances or tanks or related claims.

     Each of the Company's properties has been subjected to varying degrees of environmental assessment at various times. The environmental assessments did not reveal any material environmental condition. However, there can be no assurance that the identification of new areas of contamination, change in the extent or known scope of contamination, the discovery of additional sites or changes in cleanup requirements would not result in significant costs to the Company.

COMPETITION

     The real estate industry is highly competitive. The Company's success depends upon, among other factors, the trends of the national and local economies, the financial condition and operating results of current and prospective tenants, the availability and cost of capital, interest rates, construction and renovation costs, income tax laws, governmental regulations and legislation, population trends, the market for real estate properties in the New York metropolitan area, zoning laws and the ability of the Company to lease, sublease or sell its properties at profitable levels. The Company competes with a large number of real estate property owners. Principal means of competition are rents charged, attractiveness of location and the quality of service. The Company's properties are principally located in the New York metropolitan area, a highly competitive market. The economic condition of this market may be significantly influenced by supply and demand for space, and the financial performance and productivity of the financial insurance and real estate industries. An economic downturn may adversely affect the Company's performance.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of Steven Roth, the Chairman and Chief Executive Officer of Vornado, and Michael D. Fascitelli, the President of Vornado. While the Company believes that it could find replacements for these key personnel, the loss of their services could have an adverse effect on the operations of the Company.

CONSEQUENCES OF THE FAILURE TO QUALIFY OR REMAIN QUALIFIED AS A REIT

     Although Vornado's management believes that Vornado will remain organized and will continue to operate so as to qualify as a real estate investment trust ("REIT") for federal income tax purposes, no assurance can be given that it will remain so qualified. Qualification as a REIT for federal income tax purposes involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the control of Vornado may impact its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the requirements for qualification as a REIT or the federal income tax consequences of such qualification. Vornado, however, is not aware of any proposal to amend the tax laws that would significantly and adversely affect its ability to operate in such a manner as to maintain its qualification as a REIT.

     If, with respect to any taxable year, Vornado fails to maintain its qualification as a REIT, it would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to Federal income tax (including any applicable alterative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to shareholders would be reduced for the year or years involved, and distributions would no longer be required to be made. In addition, unless entitled to relief under certain statutory provisions, Vornado would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Notwithstanding that Vornado currently intends to operate in a manner designed to allow it to qualify as a REIT, future economic, market, legal, tax or other considerations may cause it to determine that it is in the best interest of Vornado and its shareholders to revoke the REIT election.

POTENTIAL ANTI-TAKEOVER EFFECTS OF CHARTER DOCUMENTS AND APPLICABLE LAW

     Generally, for Vornado to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of beneficial interest of Vornado may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of Vornado's taxable year (other than the first taxable year for which the election to be treated as a REIT has been made). Vornado's Declaration of Trust, subject to certain exceptions, provides that no person may own more than 6.7% of the outstanding Common Shares or 9.9% of Vornado's outstanding preferred shares of beneficial interest, no par value per share ("Preferred Shares"). These restrictions on transferability and ownership may delay, defer or prevent a transaction or a change in control of Vornado that might involve a premium price or otherwise be in the best interest of the shareholders. See "Description of Shares of Beneficial Interest -- Description of Common Shares -- Restrictions on Ownership".

     Vornado's Board of Trustees is divided into three classes of trustees. Trustees of each class are chosen for three-year staggered terms. Staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of Vornado, even though a tender offer or change in control might be in the best interest of the shareholders. Vornado's Declaration of Trust authorizes the Board of Trustees to cause Vornado to issue additional authorized but unissued Common Shares or Preferred Shares and to classify or reclassify any unissued Preferred Shares and to set the preferences, rights and other terms of such classified or unclassified shares. Although the Board of Trustees has no such intention at the present time, it could establish a series of Preferred Shares that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of Vornado that might involve a premium price or otherwise be in the best interest of the shareholders. The Declaration of Trust and Vornado's Bylaws contain other provisions that may delay, defer or prevent a change in control of Vornado or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders.

     Under the Maryland General Corporation Law, as amended ("MGCL"), as applicable to real estate investment trusts, certain "business combinations" (including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its common shares. The provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Trustees has adopted a resolution exempting any business combination between any trustee or officer of Vornado (or their affiliates) and Vornado. As a result, the trustees and officers of Vornado and their affiliates may be able to enter business combinations with Vornado which may not be in the best interest of shareholders and, with respect to business combinations with other persons, the business combination provisions of the MGCL may have the effect of delaying, deferring or preventing a transaction or a change in the control of Vornado that might involve a premium price or otherwise be in the best interest of the shareholders.

                     VORNADO AND THE OPERATING PARTNERSHIP

     Vornado is a fully-integrated real estate investment trust organized under the laws of the State of Maryland. In April 1997, Vornado transferred substantially all of its assets to the Operating Partnership. As a result, Vornado now conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership. Vornado is the sole general partner of, and owns an approximately 91.2% limited partnership interest in, the Operating Partnership as of April 30, 1998. The Operating Partnership currently owns: (i) 59 shopping properties in seven states and Puerto Rico containing 12.4 million square feet, including 1.4 million square feet built by tenants on land leased from the Company; (ii) all or portions of 14 office building properties in the New York City metropolitan area (primarily Manhattan) containing 8.4 million square feet; (iii) eight warehouse/industrial properties in New Jersey containing 2.0 million square feet; (iv) approximately 29.3% of the outstanding common stock of Alexander's Inc., which has nine properties in the New York City metropolitan area; (v) a 60% interest in two partnerships that own Americold Corporation and URS Logistics, Inc., which collectively own and operate 80 warehouse facilities with an aggregate of approximately 394 million cubic feet of refrigerated, frozen and dry storage space; (vi) an

80% interest in a hotel containing approximately 800,000 square feet of space with 1,700 rooms and 400,000 square feet of retail and office space; (vii) a 15% limited partnership interest in Charles E. Smith Commercial Realty L.P., which owns interests in and manages approximately 7.2 million square feet of office properties in Crystal City, Arlington, Virginia, a suburb of Washington, D.C., and manages an additional 14 million square feet of office and other commercial properties in the Washington, D.C. area; (viii) the Merchandise Mart and the Apparel Center in Chicago and the Washington Design Center and the Washington Office Center in Washington, D.C., which contain approximately 5.3 million square feet and a company that manages such properties and trade shows; and (ix) other real estate and investments in mortgages collateralized by various office, restaurant and other retail properties.

     The executive offices of Vornado and the Operating Partnership are located at Park 80 West, Plaza II, Saddle Brook, N.J. 07663; telephone (201) 587-1000.

                                USE OF PROCEEDS

     All of the Common Shares are being offered by the Selling Shareholders. The Company will not receive any proceeds from the sale of the Common Shares.

                              SELLING SHAREHOLDERS

     The following table sets forth the name of each Selling Shareholder and the total number of Common Shares beneficially owned by each Selling Shareholder as of April 30, 1998 (assuming, in the case of Michael D. Fascitelli, that all options issued by Vornado to Mr. Fascitelli under the Fascitelli Employment Agreement (as hereinafter defined) are exercisable within 60 days of the date hereof although such options actually vest over a five-year period). Since the Selling Shareholders may sell all, none or some of their Common Shares, no estimate can be made of the aggregate number of Common Shares that are to be offered hereby or that will be beneficially owned by each Selling Shareholder after completion of the offering to which this Prospectus relates.

                                                                COMMON SHARES BENEFICIALLY OWNED
                                                                      AS OF APRIL 30, 1998
                                                                --------------------------------
                NAME OF SELLING SHAREHOLDER                       NUMBER          PERCENTAGE(1)
                ---------------------------                     ----------        --------------
Michael D. Fascitelli(2)....................................    3,500,000(3)(4)         3.8%
The Chase Manhattan Bank, as Trustee for the irrevocable
  grantor trust between Vornado and The Chase Manhattan
  Bank......................................................      919,540               1.0%

---------------

(1) Based on Common Shares outstanding as of April 30, 1998.

(2) Mr. Fascitelli is Vornado's President and a member of its Board of Trustees.

(3) Includes 3,500,000 Common Shares underlying options granted by Vornado to Mr. Fascitelli pursuant to the Fascitelli Employment Agreement as if all such options were currently vested and exercisable within 60 days of the date hereof. See "-- Certain Related Transactions". Such options actually vest in annual 20% increments over a five-year period commencing December 2, 1996.

(4) Does not include 919,540 Common Shares beneficially owned by The Chase Manhattan Bank, as Trustee for the irrevocable grantor trust (the "Trust") established under the Trust Agreement, dated as of December 2, 1996, between Vornado and The Chase Manhattan Bank. See "-- Certain Related Transactions". Also does not include 500,000 Common Shares underlying options granted by the Company to Mr. Fascitelli in 1998. Such options are not exercisable within 60 days of the date hereof.

CERTAIN RELATED TRANSACTIONS

     On December 2, 1996, Michael D. Fascitelli became Vornado's President, was elected to Vornado's Board of Trustees and was elected to the Board of Directors of Alexander's. Mr. Fascitelli was formerly a partner of Goldman, Sachs & Co. ("Goldman Sachs") in charge of its real estate practice. Mr. Fascitelli has entered into a five-year employment contract with Vornado (the "Fascitelli Employment Agreement") under which he has been granted options to purchase 3,500,000 Common Shares. In addition, he will receive a deferred payment under the Fascitelli Employment Agreement which is intended to compensate him for the loss of his compensation at Goldman Sachs, consisting of $5 million in cash and a $20 million convertible obligation, payable at Vornado's option in 919,540 Common Shares or the cash equivalent of their appreciated value. In connection with this deferred payment obligation, Vornado established the Trust for the benefit of Mr. Fascitelli and/or his designated beneficiaries and contributed $5 million in cash and 919,540 Common Shares into the Trust.

     REGISTRATION RIGHTS

     Vornado has filed the Registration Statement pursuant to its obligations under the Fascitelli Employment Agreement. Vornado is obligated to maintain the effectiveness of the Registration Statement until the date on which the Common Shares registered thereunder owned by Mr. Fascitelli or the Trust have been sold or otherwise transferred or the date on which the Common Shares have become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act.

     Pursuant to the Fascitelli Employment Agreement, Vornado has agreed to pay all expenses of effecting the registration of the Common Shares owned by Mr. Fascitelli and the Trust (other than agency fees and commissions, underwriting discounts and commissions, and certain disbursements of counsel or other advisors or experts retained by Mr. Fascitelli). Vornado also has agreed to indemnify and hold harmless Mr. Fascitelli against any losses, claims, damages or liabilities arising under the securities laws, except to the extent they arise out of written information furnished to Vornado by Mr. Fascitelli for use in the Registration Statement or this Prospectus. In addition, Vornado may require an undertaking reasonably satisfactory to it from Mr. Fascitelli to indemnify and hold harmless Vornado, its trustees, officers who sign the Registration Statement, any person who controls Vornado, and any other holder of Common Shares that are included in the Registration Statement against any losses, claims, damages or liabilities arising under the securities laws with respect to written information furnished to Vornado by Mr. Fascitelli for use in the Registration Statement or the Prospectus.

                          DESCRIPTION OF COMMON SHARES

     The following description of the material terms of the Common Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) Vornado's Amended and Restated Declaration of Trust (the "Declaration of Trust"); and (ii) Vornado's Bylaws, copies of which are exhibits to the Registration Statement.

     For Vornado to maintain its qualification as a REIT under the Code, not more than 50% of the value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Accordingly, the Declaration of Trust contains provisions that restrict the ownership and transfer of shares of beneficial interest.

     The Declaration of Trust authorizes the issuance of up to 290,000,000 shares, consisting of 125,000,000 Common Shares, 20,000,000 Preferred Shares and 145,000,000 excess shares of beneficial interest, $.04 par value per share ("Excess Shares"). See "-- Restrictions on Ownership" for a discussion of the possible issuance of Excess Shares.

     As of April 30, 1998, 83,323,425 Common Shares were issued and outstanding and no Excess Shares were issued and outstanding. The Common Shares of Vornado are listed on the NYSE under the symbol "VNO".

     Subject to the provisions in the Declaration of Trust regarding the restriction on the transfer of shares of beneficial interest, the holders of Common Shares are entitled to receive dividends when, if and as declared by the Board of Trustees of Vornado out of assets legally available therefor, provided that if any Preferred Shares are at the time outstanding, the payment of dividends on Common Shares or other distributions (including purchases of Common Shares) may be subject to the declaration and payment of full cumulative dividends, and the absence of arrearages in any mandatory sinking fund, on outstanding Preferred Shares.

     The holders of Common Shares are entitled to one vote for each share on all matters voted on by shareholders, including elections of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election. The holders of Common Shares do not have any conversion, redemption or preemptive rights to subscribe to any securities of the Company. In the event of the dissolution, liquidation or winding up of Vornado, holders of Common Shares are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the aggregate liquidation preference of any Preferred Shares then outstanding.

     The Common Shares have equal dividend, distribution, liquidation and other rights, and shall have no preference, appraisal or exchange rights. All outstanding shares of Common Shares are duly authorized, fully paid and non-assessable.

     The transfer agent for the Common Shares is First Union National Bank, Charlotte, North Carolina.

RESTRICTIONS ON OWNERSHIP

     The Declaration of Trust contains a number of provisions which restrict the ownership and transfer of shares and which are designed to safeguard Vornado against an inadvertent loss of its REIT status. The Declaration of Trust contains a limitation that restricts, with certain exceptions, shareholders from owning, under the applicable attribution rules of the Code, more than a specified percentage of the outstanding Common Shares (the "Common Shares Beneficial Ownership Limit"). The Common Shares Beneficial Ownership Limit was initially set at 2.0% of the outstanding Common Shares. The Board of Trustees subsequently adopted a resolution raising the Common Shares Beneficial Ownership Limit from 2.0% to 6.7% of the outstanding Common Shares. The shareholders who owned, under the applicable attribution rules of the Code, more than 6.7% of the Common Shares immediately after the merger of Vornado, Inc. into Vornado in May 1993 (the "Merger") may continue to do so and may acquire additional Common Shares through stock option and similar plans or from other shareholders who owned, under the applicable attribution rules of the Code, more than 6.7% of the Common Shares immediately after the Merger, subject to the restriction that Common Shares cannot be transferred if, as a result, more than 50% in value of the outstanding shares of Vornado would be owned by five or fewer individuals. While such shareholders are not generally permitted to acquire additional Common Shares from any other source, such shareholders may acquire additional Common Shares from any source in the event that additional Common Shares are issued by Vornado, up to the percentage held by them immediately prior to such issuance.

     Shareholders should be aware that events other than a purchase or other transfer of Common Shares can result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares Beneficial Ownership Limit. For instance, if two shareholders, each of whom owns, under the applicable attribution rules of the Code, 3.5% of the outstanding Common Shares, were to marry, then after their marriage both shareholders would own, under the applicable attribution rules of the Code, 7.0% of the outstanding Common Shares, which is in excess of the Common Shares Beneficial Ownership Limit. Similarly, if a shareholder who owns, under the applicable attribution rules of the Code, 4.9% of the outstanding Common Shares were to purchase a 50% interest in a corporation which owns 4.8% of the outstanding Common Shares, then the shareholder would own, under the applicable attribution rules of the Code, 7.3% of the outstanding Common Shares. Shareholders are urged to consult their own tax advisers concerning the application of the attribution rules of the Code in their particular circumstances.

     Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. For these purposes, a REIT is treated as owning any stock owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. Therefore, in order to ensure that rental income of the Company will not be treated as nonqualifying income under the rule described above, and thus to ensure that there will not be an inadvertent loss of REIT status as a result of the ownership of shares of a tenant, or a person that holds an interest in a tenant, the Declaration of Trust also contains an ownership limit that restricts, with certain exceptions, shareholders from owning, under the applicable attribution rules of the Code (which are different from those applicable with respect to the Common Shares Beneficial Ownership Limit), more than 9.9% of the outstanding shares of any class (the "Constructive Ownership Limit"). The shareholders who owned, under the applicable attribution rules of the Code, shares in excess of the Constructive Ownership Limit immediately after the Merger generally are not subject to the Constructive Ownership Limit. Subject to an exception for tenants and subtenants from whom the REIT receives, directly or indirectly, rental income that is not in excess of a specified threshold, the Declaration of Trust also contains restrictions that are designed to ensure that the shareholders who owned, under the applicable attribution rules of the Code, shares in excess of the Constructive Ownership Limit immediately after the Merger will not, in the aggregate, own an interest in a tenant or subtenant of the REIT of sufficient magnitude to cause rental income received, directly or indirectly, by the REIT from such tenant or subtenant to be treated as nonqualifying income for purposes of the income requirements that REITs must satisfy.

     Shareholders should be aware that events other than a purchase or other transfer of shares can result in ownership, under the applicable attribution rules of the Code, of shares in excess of the Constructive Ownership Limit. As the attribution rules that apply with respect to the Constructive Ownership Limit differ from those that apply with respect to the Common Shares Beneficial Ownership Limit, the events other than a purchase or other transfer of shares which can result in share ownership in excess of the Constructive Ownership Limit can differ from those which can result in share ownership in excess of the Common Shares Beneficial Ownership Limit. Shareholders are urged to consult their own tax advisers concerning the application of the attribution rules of the Code in their particular circumstances.

     The Declaration of Trust provides that a transfer of Common Shares that would otherwise result in ownership, under the applicable attribution rules of the Code, of Common Shares in excess of the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit, or which would cause the shares of beneficial interest of the Company to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such Common Shares. In addition, the Declaration of Trust provides that Common Shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit will be automatically exchanged for Excess Shares that will be transferred, by operation of law, to Vornado as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported holder. While so held in trust, Excess Shares are not entitled to vote and are not entitled to participate in any dividends or distributions made by Vornado. Any dividends or distributions received by the purported transferee or other purported holder of such Excess Shares prior to the discovery by Vornado of the automatic exchange for Excess Shares shall be repaid to Vornado upon demand.

     If the purported transferee or purported holder elects to designate a beneficiary of an interest in the trust with respect to such Excess Shares, only a person whose ownership of the shares will not violate the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit may be designated, at which time the Excess Shares will be automatically exchanged for Common Shares. The Declaration of Trust contains provisions designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Common Shares for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding but will bear the burden of any decline in value during such period. Any amount received by a purported transferee or other purported holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to Vornado. The Declaration of Trust provides that Vornado, or its designee, may purchase any Excess Shares that have been automatically exchanged for Common Shares as a result of a purported transfer or other event. The price at which Vornado, or its designee, may purchase such Excess Shares shall be equal to the lesser of
(i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of the Common Shares exchanged on the date of the automatic exchange for Excess Shares and (ii) the market price of the Common Shares exchanged for such Excess Shares on the date that Vornado accepts the deemed offer to sell such Excess Shares. Vornado's purchase right with respect to Excess Shares shall exist for 90 days, beginning on the date that the automatic exchange for Excess Shares occurred or, if Vornado did not receive a notice concerning the purported transfer that resulted in the automatic exchange for Excess Shares, the date that the Board of Trustees determines in good faith that an exchange for Excess Shares has occurred.

     The Board of Trustees of Vornado may exempt certain persons from the Common Shares Beneficial Ownership Limit or the Constructive Ownership Limit, including the limitations applicable to holders who owned in excess of 6.7% of the Common Shares immediately after the Merger, if evidence satisfactory to the Board of Trustees is presented showing that such exemption will not jeopardize Vornado's status as a REIT under the Code. As a condition of such exemption, the Board of Trustees may require a ruling from the Internal Revenue Service and/or an opinion of counsel satisfactory to it and/or representations and undertakings from the applicant with respect to preserving the REIT status of Vornado.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of Vornado to attempt to qualify, or to continue to qualify, as a REIT.

     All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2.0% of the outstanding Common Shares must give a written notice to Vornado containing the information specified in the Declaration of Trust by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company such information as Vornado may request, in good faith, in order to determine Vornado's status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

     The ownership restrictions described above may have the effect of precluding acquisition of control of Vornado unless the Board of Trustees determines that maintenance of REIT status is no longer in the best interests of Vornado.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of the taxation of Vornado and the material federal income tax consequences to holders of the Common Shares is for general information only, and is not tax advice. The tax treatment of a holder of Common Shares will vary depending upon the holder's particular situation, and this discussion addresses only holders that hold Common Shares as capital assets and does not purport to deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including dealers in securities or currencies, traders in securities that elect to mark-to-market, banks, tax-exempt organizations, life insurance companies, persons that hold Common Shares that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar) subject to special treatment under the federal income tax laws. This summary is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE IN THEIR PARTICULAR CIRCUMSTANCES AND POTENTIAL CHANGES IN APPLICABLE LAWS.

TAXATION OF VORNADO AS A REIT

     GENERAL

     Vornado believes that, commencing with its taxable year ending December 31, 1993, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under Sections 856 through 860 of the Code. Vornado intends to continue to qualify to be taxed as a REIT, but no assurance of continued qualification can be given.

     The sections of the Code applicable to REITs are highly technical and complex. The material aspects thereof are summarized below.

     As a REIT, Vornado generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a regular corporation. However, Vornado will be subject to federal income tax as follows. First, Vornado will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, Vornado may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Vornado has
(i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Vornado has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Vornado should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which Vornado fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect Vornado's profitability. Sixth, if Vornado should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Vornado would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if during the 10-year period (the "Recognition Period") beginning on the first day of the first taxable year for which Vornado qualified as a REIT, Vornado recognizes gain on the disposition of any asset held by Vornado as of the beginning of the Recognition Period, then, to the extent of the excess of (a) fair market value of such asset as of the beginning of the Recognition Period over (b) Vornado's adjusted basis in such asset as of the beginning of the Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury regulations that have not been promulgated; provided, however, that Vornado shall not be subject to tax on recognized Built-in Gain with respect to assets held as of the first day of the Recognition Period to the extent that the aggregate amount of such recognized Built-in Gain exceeds the net aggregate amount of Vornado's unrealized Built-in Gain as of the first day of the Recognition Period. Eighth, if Vornado acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of Vornado is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Vornado recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by Vornado, then, pursuant to the Treasury regulations that have not yet been issued and to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate.

     REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     Vornado has satisfied conditions (1) through (5) and believes that it has also satisfied condition (6). In addition, the Vornado Declaration of Trust provides for restrictions regarding the ownership and transfer of Vornado's shares of beneficial interest, which restrictions are intended to assist Vornado in continuing to satisfy the share ownership requirements described in (5) and
(6) above. The ownership and transfer restrictions pertaining to the Common Shares are described above under the heading "Description of Common Shares -- Restrictions on Ownership."

     Vornado owns a number of wholly-owned subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, Vornado's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and such items (as the case may be) of Vornado. Vornado believes that all of its wholly-owned subsidiaries are "qualified REIT subsidiaries."

     In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, Vornado's proportionate share of the assets, liabilities and items of income of any partnership in which Vornado is a partner, including the Operating Partnership, will be treated as assets, liabilities and items of income of Vornado for purposes of applying the requirements described herein. Thus, actions taken by partnerships in which Vornado owns an interest either directly or through one or more tiers of partnerships or qualified REIT subsidiaries, can affect Vornado's ability to satisfy the REIT income and assets tests and the determination of whether Vornado has net income from "prohibited transactions."

     INCOME TESTS. In order to maintain qualification as a REIT, Vornado annually must satisfy three gross income requirements. First, at least 75% of Vornado's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" -- which term generally includes expenses of Vornado that are paid or reimbursed by tenants) or from certain types of temporary investments. Second, at least 95% of Vornado's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, for taxable years before 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of Vornado's gross income (including gross income from prohibited transactions) for such taxable year.

     Rents received by Vornado will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in such tenant (a "Related Party

Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, that Vornado may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only or are not considered "rendered to the occupant" of the property. Vornado does not derive significant rents from Related Party Tenants, and Vornado does not and will not derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). Vornado directly performs services for certain of its tenants. Vornado does not believe that the provision of such services will cause its gross income attributable to such tenants to fail to be treated as "rents from real property." For taxable years of Vornado beginning after August 5, 1997, if Vornado provides services to a tenant that are other than those usually or customarily provided in connection with the rental of space for occupancy only, amounts received or accrued by Vornado for any such services will not be treated as "rents from real property" for purposes of the REIT gross income tests but will not cause other amounts received with respect to the property to fail to be treated as "rents from real property" unless the amounts received in respect of such services, together with amounts received for certain management services, exceeds 1% of all amounts received or accrued by Vornado during the taxable year with respect to such property. Under the literal wording of Section 856 of the Code, if the 1% threshold is exceeded, then all amounts received or accrued by Vornado with respect to the property will not qualify as "rents from real property," even if the impermissible services are provided to some, but not all, of the tenants of the property.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If Vornado fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if Vornado's failure to meet such tests was due to reasonable cause and not due to willful neglect, Vornado attaches a schedule of the sources of its income to its Federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Vornado would be entitled to the benefit of these relief provisions. As discussed above under "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess income.

     ASSET TESTS. Vornado, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Vornado's total assets must be represented by real estate assets (including (i) real estate assets held by Vornado's qualified REIT subsidiaries and Vornado's allocable share of real estate assets held by partnerships in which Vornado owns an interest, (ii) for a period of one year from the date of Vornado's receipt of proceeds of an offering of its shares of beneficial interest or long-term (at least five years) debt, stock or debt instruments purchased with such proceeds and (iii) stock issued by another
REIT), cash, cash items and government securities. Second, not more than 25% of Vornado's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities (other than securities issued by another
REIT) owned by Vornado may not exceed 5% of the value of Vornado's total assets and Vornado may not own more than 10% of any one issuer's outstanding voting securities.

     Since March 2, 1995, Vornado has owned more than 10% of the voting securities of Alexander's. Since April of 1997, Vornado's ownership of Alexander's has been through the Operating Partnership rather than direct. Vornado's ownership interest in Alexander's will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Alexander's qualified as a REIT for each of the taxable years beginning with its taxable year ending December 31, 1995 and continues to so qualify. The Company believes that, commencing with Alexander's taxable year ended December 31, 1995, Alexander's has and will continue to so qualify.

     Since April of 1997 Vornado has also owned, through the Operating Partnership, more than 10% of the voting securities of Two Penn Plaza REIT, Inc. ("Two Penn REIT"). Vornado's indirect ownership interest in Two Penn REIT will not cause Vornado to fail to satisfy the asset tests for REIT status so long as Two Penn REIT qualifies as a REIT for its first taxable year and each taxable year thereafter. Vornado believes that Two Penn REIT will also qualify as a REIT.

     In order to ensure compliance with the 95% gross income test described above, Vornado transferred certain contract rights and obligations to VMC, a New Jersey corporation, in return for all of VMC's nonvoting preferred stock (the "Nonvoting Stock"). Since April of 1997, the Nonvoting Stock has been held by the Operating Partnership. The Nonvoting Stock entitles the holder thereof to 95% of the dividends paid by VMC. Vornado does not believe that its indirect ownership of the Nonvoting Stock will adversely affect its ability to satisfy the asset tests described above.

     Vornado also owns, through the Operating Partnership, nonvoting shares in a number of corporations. Vornado does not believe that the characteristics or value of such shares will cause Vornado to fail to satisfy the REIT asset tests described above.

     ANNUAL DISTRIBUTION REQUIREMENTS. Vornado, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of Vornado's "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and Vornado's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property minus (B) the sum of certain items of non-cash income. In addition, if Vornado disposes of any asset during its Recognition Period, Vornado will be required, pursuant to Treasury regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Vornado timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Vornado does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if Vornado should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Vornado would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Vornado intends to satisfy the annual distribution requirements.

     It is possible that Vornado, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of Vornado. In the event that such timing differences occur, in order to meet the 95% distribution requirement, Vornado may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, Vornado may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Vornado's deduction for dividends paid for the earlier year. Thus, Vornado may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Vornado will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     FAILURE TO QUALIFY

     If Vornado fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Vornado will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Vornado fails to qualify will not be deductible by Vornado nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Vornado will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Vornado would be entitled to such statutory relief.

TAXATION OF HOLDERS OF COMMON SHARES

     U.S. SHAREHOLDERS

     As used herein, the term "U.S. Shareholder" means a holder of Common Shares who (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any State, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust.

     As long as Vornado qualifies as a REIT, distributions made by Vornado out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations. Distributions made by Vornado that are properly designated by Vornado as capital gain dividends will be taxable to U.S. Shareholders as gain from the sale of a capital asset held for more than one year (to the extent that they do not exceed Vornado's actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held his shares. Thus, subject to certain limitations, capital gains dividends received by an individual U.S. Shareholder may be eligible for 20%, 25%, or 28% capital gains rates of taxation. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     To the extent that Vornado makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his Common Shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in his shares taxable as capital gains (provided that the Common Shares have been held as a capital asset). For purposes of determining the portion of distributions on separate classes of Common Shares that will be treated as dividends for federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of Preferred Shares before being allocated to other distributions. Dividends authorized by Vornado in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Vornado and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Vornado on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of Vornado.

     For taxable years of the Company beginning after August 5, 1997, U.S. Shareholders holding Common Shares at the close of Vornado's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of Vornado's taxable year falls, such amount as Vornado may designate in a written notice mailed to its shareholders. Vornado may not designate amounts in excess of Vornado's undistributed net capital gain for the taxable year. Each U.S. Shareholder required to include such a designated amount in determining such shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by Vornado in respect of such undistributed net capital gains. U.S. Shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have paid by such shareholders. U.S. Shareholders will increase their basis in their Common Shares by the difference between the amount of such includible gains and the tax deemed paid by the shareholder in respect of such gains.

     Distributions made by Vornado and gain arising from the sale or exchange by a U.S. Shareholder of Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain.

     Upon any sale or other disposition of Common Shares, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the Common Shares for tax purposes. Such gain or loss will be capital gain or loss if the Common Shares have been held by the U.S. Shareholder as a capital asset and will be long-term gain or loss if such Common Shares have been held for more than one year. Long-term capital gain of an individual U.S. Shareholder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and a maximum tax rate of 20% in respect of property held in excess of 18 months. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of Common Shares that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Shareholder from Vornado which were required to be treated as long-term capital gains.

     BACKUP WITHHOLDING. Vornado will report to its U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide Vornado with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, Vornado may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Vornado.

     TAXATION OF TAX-EXEMPT SHAREHOLDERS. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its Shares as "debt financed property" within the meaning of the Code and such Shares are not otherwise used in a trade or business, the dividend income from Shares will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of Shares will not constitute UBTI unless such tax-exempt shareholder has held such Shares as "debt financed property" within the meaning of the Code or has used the Shares in a trade or business.

     For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under Sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code, respectively, income from an investment in Vornado's Shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its Shares. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the foregoing, however, a portion of the dividends paid by a "pension-held REIT" will be treated as UBTI to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the equity interests in the REIT. Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

     A REIT is a "pension-held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h) (3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself) and (ii) either (A) at least one qualified trust holds more than 25% (by value) of the interests in the REIT or (B) one or more qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as though the REIT were a qualified trust) to

(ii) the total gross income (less direct expenses related thereto) of the REIT. A de minimis exception applies where this percentage is less than 5% for any year. Vornado does not expect to be classified as a "pension-held REIT."

     Tax-exempt entities will be subject to the rules described above, under the heading "-- U.S. Shareholders" concerning the inclusion of Vornado's designated undistributed net capital gains in the income of its shareholders. Thus, such entities will be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

     NON-U.S. SHAREHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements.

     ORDINARY DIVIDENDS. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by Vornado of U.S. real property interests (discussed below) and other than distributions designated by Vornado as capital gain dividends, will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of Vornado. Such distributions to Non-U.S. Shareholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax. However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to tax at graduated rates in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). Vornado expects to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a Non-U.S. Shareholder, unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with Vornado or the appropriate withholding agent or (ii) the Non-U.S. Shareholder files an IRS Form 4224 (or a successor form) with Vornado or the appropriate withholding agent claiming that the distributions are "effectively connected" income.

     Distributions to a Non-U.S. Shareholder that are designated by Vornado at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by Vornado of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below.

     RETURN OF CAPITAL. Distributions in excess of current and accumulated earnings and profits of Vornado, which are not treated as attributable to the gain from disposition by Vornado of a U.S. real property interest, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its Shares, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current accumulated earnings and profits of Vornado.

     CAPITAL GAIN DIVIDENDS. For any year in which Vornado qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Vornado of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals). Vornado is required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that could be designated by Vornado as a capital gain dividend. However, if Vornado designates as a capital gain dividend a distribution made prior to the day Vornado actually effects such designation, then (although such distribution may be taxable to a Non-U.S. Shareholder) such distribution is not subject to withholding under FIRPTA; rather, Vornado must effect the 35% FIRPTA withholding from distributions made on and after the date of such designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's U.S. tax liability.

     SALES OF SHARES. Gain recognized by a Non-U.S. Shareholder upon a sale or exchange of Common Shares generally will not be taxed under FIRPTA if Vornado is a "domestically controlled REIT," defined generally as a REIT in respect of which at all times during a specified testing period less than 50% in value of the stock is and was held directly or indirectly by foreign persons. It is currently anticipated that Vornado will continue to be a "domestically controlled REIT," and, therefore, that the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Shares is treated as "effectively connected" with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

     If Vornado were not a domestically-controlled REIT, a Non-U.S. Shareholder's sale of Common Shares would be subject to tax under FIRPTA only if the selling Non-U.S. Shareholder owned more than 5% of the class of Shares sold at any time during a specified period (generally the shorter of the period that the Non-U.S. Shareholder owned the Shares sold or the five-year period ending on the date of disposition). If the gain on the sale of Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such Shares would be required to withhold 10% of the gross purchase price.

     TREATY BENEFITS. Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Shareholders that are partnerships or entities that are similarly fiscally transparent for federal income tax purposes, and persons holding Shares through such entities, may be subject to restrictions on their ability to claim benefits under U.S. tax treaties and should consult a tax advisor.

     Under Treasury Regulations effective for payments made after December 31, 1999 (the "Withholding Regulations"), however, a Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Withholding Regulations, in the case of Common Shares held by a foreign partnership, (x) the certification requirement would generally be applied to the partners in the partnership and (y) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Withholding Regulations provide look-through rules in the case of tiered partnerships.

OTHER TAX CONSEQUENCES

     Vornado and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Vornado and its shareholders may not conform to the federal income tax consequences discussed above.

Consequently, prospective shareholders are urged to consult their own tax advisors regarding the effect of state and local tax laws on an investment in Vornado.

                              PLAN OF DISTRIBUTION

     The Common Shares offered hereby may be sold from time to time to purchasers directly by the Selling Shareholders acting as principals for their own account. Alternatively, the Selling Shareholders may offer the Common Shares through underwriters, dealers, brokers or agents designated from time to time who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Shareholders or the purchasers of the Common Shares for whom they act. Sales of the Common Shares in particular offerings may be made on the NYSE or in the over-the-counter market or otherwise at prices and on terms then prevailing, at prices related to the then current market price, at fixed prices (which may be changed) or in negotiated transactions.

     A Prospectus Supplement will be delivered in particular offerings of Common Shares to the extent required. Any such Prospectus Supplement will describe, to the extent required, any material arrangements for the distribution of the Common Shares, including the number of Common Shares then being offered, the initial offering price, the names of any underwriters, dealers, brokers or agents, any discounts, commissions or concessions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or paid to dealers, and the net proceeds to the Selling Shareholders.

     Any underwriters, dealers, brokers or agents that participate in distributing the Common Shares may be deemed to be underwriters and any discounts, commissions or concessions received by them in connection with the sale of the Common Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriters, dealers, brokers or agents may be entitled, under agreements entered into with the Company and the Selling Shareholders, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

     Certain of the underwriters, brokers, dealers or agents and their associates may engage in transactions with, and perform services for, the Company and certain of its affiliates in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedules incorporated in this Prospectus by reference from Vornado's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, and the statement of revenues and certain expenses of One Penn Plaza for the year ended December 31, 1996, the statement of revenues and certain expenses of 150 East 58th Street for the year ended December 31, 1996, and the statement of revenues and certain expenses of 640 Fifth Avenue for the year ended December 31, 1996, all incorporated by reference in this Prospectus from Vornado Realty Trust's Current Report on Form 8-K/A, dated November 18, 1997 and filed with the Commission on February 3, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The combined statement of revenue and certain operating expenses of The Merchandise Mart Group of Properties for the year ended December 31, 1996 incorporated by reference in this Prospectus from Vornado Realty Trust's Current Report on Form 8-K/A, dated January 26, 1998 and filed with the Commission on February 9, 1998, and the combined statement of revenue and certain operating expenses of The Merchandise Mart Group of Properties for the year ended December 31, 1997 incorporated by reference in this Prospectus from Vornado Realty Trust's Current Report on Form 8-K/A, dated April 1, 1998 and filed with the Commission on April 9, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                           VALIDITY OF THE SECURITIES

     The validity of the Common Shares offered hereby will be passed upon for Vornado by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, Maryland counsel to Vornado. The validity of the Common Shares offered hereby will be passed upon for any underwriters by the counsel named in the applicable Prospectus Supplement.

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

ITEM 1.  PLAN INFORMATION.

     Omitted pursuant to the instructions and provisions of Form S-8.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Omitted pursuant to the instructions and provisions of Form S-8.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by Vornado Realty Trust ("Vornado") with the Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

     (1) Vornado's Annual Report on Form 10-K (File No. 001-11954) for the fiscal year ended December 31, 1997, as amended by the Form 10-K/A Amendment No. 1 and Form 10-K/A Amendment No. 2 for the fiscal year ended December 31, 1997, filed with the Commission on April 8, 1998 and April 14, 1998, respectively; and

     (2) Vornado's Current Report on Form 8-K (File No. 001-11954), dated December 16, 1997, as amended by Form 8-K/A, dated November 18, 1997 and filed with Commission on February 3, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated January 26, 1998 and filed with the Commission on January 29, 1998, as amended by Form 8-K/A, dated January 26, 1998 and filed with the Commission on February 9, 1998,Vornado's Current Report on Form 8-K (File No. 001-11954), dated January 29, 1998 and filed with the Commission on January 30, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated November 18, 1997 and filed with the Commission on February 20, 1998,Vornado's Current Report on Form 8-K (File No. 001-11954), dated April 1, 1998 and filed with the Commission on April 8, 1998, as amended by Form 8-K/A, dated April 1, 1998 and filed with the Commission on April 9, 1998, Vornado's Current Report on Form 8-K (File No. 001-11954), dated April 9, 1998 and filed with the Commission on April 16, 1998 and Vornado's Current Report on Form 8-K (File No. 001-11954), dated April 22, 1998 and filed with the Commission on April 28, 1998.

     All documents filed by Vornado pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

     Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 8"), permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Vornado's Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Title 8.

     Under Vornado's Declaration of Trust, Vornado has the power to indemnify, and to pay or reimburse reasonable expenses to, as such expenses are incurred by, each trustee, officer, employee or agent (including any person who, while a trustee of Vornado, is or was serving at the request of Vornado as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) from all claims and liabilities to which such person may become subject by reason of his being or having been a shareholder, trustee, officer, employee or agent.

     Vornado's Bylaws require it, without requiring a preliminary determination of ultimate entitlement to indemnification, to indemnify (a) any trustee or officer or any former trustee or officer (including and without limitation, any individual who, while a trustee or officer and at the request of Vornado, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, Vornado's Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of such status upon Vornado's receipt of (i) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Vornado and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by Vornado if it shall ultimately be determined that the applicable standard of conduct was not met. Vornado's Bylaws also (i) permit Vornado to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of Vornado in such capacity and to any employee or agent of Vornado or a predecessor of Vornado, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the "MGCL") for directors of Maryland corporations and (iii) permit Vornado to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

     Title 8 permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard or conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees and officers of Vornado pursuant to the foregoing provisions or otherwise, Vornado has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     The Common Shares registered hereunder include 919,540 Common Shares (the "Relevant Shares") issued by Vornado on December 2, 1996 to an irrevocable grantor trust (the "Trust") established by Vornado for the benefit of its President, Michael D. Fascitelli, and his designated beneficiaries. Vornado issued the Relevant Shares to the Trust pursuant to Vornado's employment agreement with Mr. Fascitelli and the Relevant Shares may be deemed to be "restricted securities" as defined in General Instruction C(1)(b) of Form S-8. Vornado issued the Relevant Shares in reliance upon the exemption provided by
Section 4(2) of the Securities Act. Vornado did not offer the Relevant Shares to anyone other than Mr. Fascitelli (or the Trust on his behalf) and placed an appropriate restrictive legend on the share certificate evidencing the Relevant Shares.

ITEM 8.  EXHIBITS.

    EXHIBIT NUMBER                           DESCRIPTION
    --------------                           -----------
          4.1        Amended and Restated Declaration of Trust of Vornado,
                     amended April 3, 1997 (incorporated by reference to Exhibit
                     3.1 of Vornado's Registration Statement on Form S-8 (File
                     No. 333-29011), filed on June 12, 1997).
          4.2        Articles of Amendment to the Amended and Restated
                     Declaration of Trust of Vornado as filed with the Maryland
                     State Department of Assessments and Taxation on October 14,
                     1997 (incorporated by reference to Exhibit 3.1 of Vornado's
                     Current Report on Form 8-K (File No. 001-11954), dated
                     October 14, 1997 and filed on October 24, 1997).
          4.3        Articles of Amendment to the Amended and Restated
                     Declaration of Trust of Vornado as filed with the Maryland
                     State Department of Assessments and Taxation on April 22,
                     1998 (incorporated by reference to Exhibit 3.1 of Vornado's
                     Current Report on Form 8-K (File No. 001-11954), dated April
                     22, 1998 and filed on April 28, 1998).
          4.4        By-laws of Vornado, as amended on April 28, 1997
                     (incorporated by reference to Exhibit 3(b) of Vornado's
                     Quarterly Report on Form 10-Q for the period ended March 31,
                     1997 (File No. 001-11954) filed on May 14, 1997).
          4.5        Vornado Realty Trust 1993 Omnibus Share Plan, as amended
                     (incorporated by reference to Exhibit 4.1 of Vornado's
                     Registration Statement on Form S-8 (File No. 333-29011),
                     filed on June 12, 1997).
          4.6        Employment Agreement between Vornado and Michael D.
                     Fascitelli dated December 2, 1996 (incorporated by reference to Exhibit 10(c)(3) of Vornado's Annual Report on Form 10-K
                     (File No. 001-11954) for the fiscal year ended December 31,
                     1996).
          4.7        Specimen certificate representing Vornado's Common Shares of
                     Beneficial Interest, par value $0.04 per share (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to Vornado's
                     Registration Statement on Form S-3 (File No. 33-62395),
                     filed on October 26, 1995).
          5.1        Opinion of Ballard Spahr Andrews & Ingersoll, LLP
         23.1        Consents of Deloitte & Touche LLP
         23.2        Consents of Arthur Andersen LLP
         23.3        Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in its opinion filed as Exhibit 5.1)
         24.1        Powers of Attorney (included on signature page)

ITEM 9.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i)   To include any prospectus required by Section 10(a)(3) of the
                 Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
        Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance payments and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saddle Brook, State of New Jersey, on this 13th day of May 1998.

                                          VORNADO REALTY TRUST,
                                          a Maryland real estate investment
                                          trust

                                                    /s/ STEVEN ROTH
                                          By:
                                          --------------------------------------

                                                        Steven Roth
                                             Chairman of the Board of Trustees
                                               (Principal Executive Officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Roth, Joseph Macnow and Irwin Goldberg, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----

               /s/ STEVEN ROTH                 Chairman of the Board of Trustees    May 13, 1998
---------------------------------------------  (Principal Executive Officer)
                 Steven Roth

          /s/ MICHAEL D. FASCITELLI            President and Trustee                May 13, 1998
---------------------------------------------
            Michael D. Fascitelli

            /s/ BERNARD H. MENDIK              Co-Chairman of the Board of          May 13, 1998
---------------------------------------------  Trustees and Chief Executive
              Bernard H. Mendik                Officer of the Mendik Division

             /s/ IRWIN GOLDBERG                Vice President -- Chief Financial    May 13, 1998
---------------------------------------------  Officer (Principal Financial and
               Irwin Goldberg                  Accounting Officer)

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----

            /s/ DAVID MANDELBAUM               Trustee                              May 13, 1998
---------------------------------------------
              David Mandelbaum

                                               Trustee
---------------------------------------------
                Stanley Simon

            /s/ RONALD G. TARGAN               Trustee                              May 13, 1998
---------------------------------------------
              Ronald G. Targan

                                               Trustee
---------------------------------------------
               Richard R. West

                                               Trustee
---------------------------------------------
            Russell B. Wight, Jr.

                                 EXHIBIT INDEX

     EXHIBIT NO.                               EXHIBIT
     -----------                               -------
          4.1        Amended and Restated Declaration of Trust of Vornado,
                     amended April 3, 1997 (incorporated by reference to Exhibit
                     3.1 of Vornado's Registration Statement on Form S-8 (File
                     No. 333-29011), filed on June 12, 1997).
          4.2        Articles of Amendment to the Amended and Restated
                     Declaration of Trust of Vornado as filed with the Maryland
                     State Department of Assessments and Taxation on October 14,
                     1997 (incorporated by reference to Exhibit 3.1 of Vornado's
                     Current Report on Form 8-K (File No. 001-11954), dated
                     October 14, 1997 and filed on October 24, 1997).
          4.3        Articles of Amendment to the Amended and Restated
                     Declaration of Trust of Vornado as filed with the Maryland
                     State Department of Assessments and Taxation on April 22,
                     1998 (incorporated by reference to Exhibit 3.1 of Vornado's
                     Current Report on Form 8-K (File No. 001-11954), dated April
                     22, 1998 and filed on April 28, 1998).
          4.4        By-laws of Vornado, as amended on April 28, 1997
                     (incorporated by reference to Exhibit 3(b) of Vornado's
                     Quarterly Report on Form 10-Q for the period ended March 31,
                     1997 (File No. 001-11954) filed on May 14, 1997).
          4.5        Vornado Realty Trust 1993 Omnibus Share Plan, as amended
                     (incorporated by reference to Exhibit 4.1 of Vornado's
                     Registration Statement on Form S-8 (File No. 333-29011),
                     filed on June 12, 1997).
          4.6        Employment Agreement between Vornado and Michael D.
                     Fascitelli dated December 2, 1996 (incorporated by reference to Exhibit 10(c)(3) of Vornado's Annual Report on Form 10-K
                     (File No. 001-11954) for the fiscal year ended December 31,
                     1996).
          4.7        Specimen certificate representing Vornado's Common Shares of
                     Beneficial Interest, par value $0.04 per share (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to Vornado's
                     Registration Statement on Form S-3 (File No. 33-62395),
                     filed on October 26, 1995).
          5.1        Opinion of Ballard Spahr Andrews & Ingersoll, LLP
         23.1        Consents of Deloitte & Touche LLP
         23.2        Consents of Arthur Andersen LLP
         23.3        Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in its opinion filed as Exhibit 5.1)
         24.1        Powers of Attorney (included on signature page)